Exhibit 7.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of January 28, 2011, is entered into by and among LG C-Co, LLC, a Delaware limited liability company (“Assignor”), Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”), and Green Equity Investors Side V, L.P., a Delaware limited partnership (“Side V” and together with GEI V, the “Assignees”).

WHEREAS, Assignor is party to that certain Securities Purchase Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), dated as of November 16, 2010, by and between Assignor and Cascade Bancorp (the “Company”), pursuant to which Assignor has agreed to purchase 11,468,750 shares of common stock, no par value, of the Company (the “Purchased Shares”);

WHEREAS, Section 6.8 of the Purchase Agreement provides that Assignor may assign its rights and obligations under the Purchase Agreement, in whole or in part, to one or more Affiliates, parallel investment funds, co-investment funds or successor investment funds and that such assignees shall be included in the term Investor as defined in the Purchase Agreement; and

WHEREAS, in accordance with the terms of Section 6.8 of the Purchase Agreement, Assignor desires to assign severally to the Assignees, and the Assignees desire to assume severally, all of Assignor’s rights and obligations under the Purchase Agreement, effective immediately prior to the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

2. Assignment and Assumption. Effective immediately prior to the Closing, Assignor hereby assigns, transfers, conveys, sets over and delivers to the Assignees, and the Assignees hereby acquire, accept and assume from Assignor, all of Assignor’s rights and obligations under the Purchase Agreement; provided, however, that:

(a) Purchased Shares. Assignor’s rights and obligations to purchase the Purchased Shares pursuant to Sections 1.1 and 1.2 of the Purchase Agreement are being assigned to the Assignees and assumed by them severally, in the proportions set forth on Schedule A hereto.

(b) Governance Matters. The rights of Assignor with respect to the designation of the Investor Nominee and the Board Observer pursuant to Section 4.2 of the Purchase Agreement shall be assigned solely to GEI V, such that GEI V (and not Side V) shall have the independent right to designate the Investor Nominee and the Board Observer (including any replacements thereof) pursuant to the terms of Section 4.2 of the Purchase Agreement.

(c) Indemnification. Without limiting the foregoing, all rights to receive, and obligations to make, indemnification payments pursuant to Section 4.5 are assigned to and assumed by the Assignees severally in accordance with Schedule A hereto.

(d) Gross-Up Rights. The Gross-Up Rights provided for in Section 4.7 of the Purchase Agreement are assigned to and shall become the rights of the Assignees severally, in the proportions set forth on Schedule A hereto.

3. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Waiver; Amendments. None of the provisions of this Agreement may be waived, changed or altered except in a writing executed by each of the parties hereto and specifically referring to this Agreement.

(c) Counterparts. This Agreement may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth in the first paragraph hereof.

ASSIGNOR:

LG C-CO, LLC

By: Green Equity Investors V, L.P., its Sole Member

By: GEl Capital V, LLC, its General Partner

By:	/s/ MICHAEL J. CONNOLLY
Michael J. Connolly
Vice President

ASSIGNEES:

GREEN EQUITY INVESTORS V, L.P.

By: GEI Capital V, LLC, its General Partner

By:	/s/ MICHAEL J. CONNOLLY
Michael J. Connolly
Vice President

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI Capital V, LLC, its General Partner

By:	/s/ MICHAEL J. CONNOLLY
Michael J. Connolly
Vice President

[Signature Page to Assignment of SPA]

Schedule A

Name of Assignee	Pro Rata Percentage	Purchased Shares
Green Equity Investors V, L.P.	76.9245%	8,822,279
Green Equity Investors Side V, L.P.	23.0755%	2,646,471